Exhibit 99.02


                   Adelphia Announces Offering of Senior Notes

    COUDERSPORT, Pa., April 21, 1999-- Adelphia Communications Corporation (Nasdaq: ADLAC) announced a proposed offering of $300,000,000 aggregate principal amount of new Senior Notes due 2009. The Company announced that it will be filing a supplement to its shelf registration statement with the Securities and Exchange Commission for the offering of the Senior Notes due 2009. The offering will be made only by means of a prospectus. The Senior Notes will be noncallable, and will have other non-interest terms that will be similar to those of Adelphia's existing publicly held senior debt. Adelphia plans to use the net proceeds to repay existing indebtedness of subsidiaries.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful.

Adelphia Communications Corporation is one of the largest cable television operators in the United States .

CONTACT:  Timothy J. Rigas, Executive Vice President of Adelphia Communications
           Corporation, 814-274-9830